Exhibit 1

NEWS RELEASE

North American Palladium Completes First Tranche of Convertible Debenture Offering

All figures are in Canadian dollars except where noted.

Toronto, Ontario, January 31, 2014 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE MKT: PAL) is pleased to announce that it has closed the first tranche, for gross proceeds of approximately $27.5 million (the “First Tranche”), of its previously announced public offering of up to $75 million principal amount (in two tranches) of 7.5% convertible unsecured subordinated debentures and associated warrants (the “Offering”).

Through the First Tranche of the Offering, the Company sold approximately $27.5 million principal amount of convertible unsecured subordinated debentures (the “Debentures”) of NAP at a price of $1,000 per Debenture, including approximately 14.4 million common share purchase warrants (the “Warrants”). The conversion price of the First Tranche Debentures is C$0.635, and the exercise price of the First Tranche Warrants (the exercise of which remains subject to disinterested shareholder approval) is C$0.762.

The First Tranche Debentures will mature on January 31, 2019, unless redeemed or converted earlier, or unless extended, and will bear interest at an annual rate of 7.5% payable semi-annually in arrears on January 31 and July 31 of each year, commencing July 31, 2014. The first interest payment on the Debentures will include accrued and unpaid interest for the period from and including January 31, 2014 to, but excluding, July 31, 2014. Holders may convert their Debentures into common shares of NAP at any time at a conversion rate of approximately 1,575 Common Shares per $1,000 principal amount of Debentures, subject to adjustment in certain circumstances.

Subject to disinterested shareholder approval, the Warrants will entitle the holders thereof to purchase up to 33.33% of the number of common shares of NAP into which the principal amount of Debentures purchased by the holders are convertible at the initial fixed conversion price (excluding common shares issuable as interest, make-whole amounts or otherwise), at any time before 5:00 p.m. (Toronto time) on the third anniversary of the date that shareholder approval is received. If shareholder approval is not obtained by March 30, 2014, the warrants will terminate.

The syndicate of agents was led by Edgecrest Capital Corporation and included Canaccord Genuity Corp. in Canada, and Canaccord Genuity Inc. in the United States, as the exclusive placement agents for the Offering. The previously mentioned lead investor is no longer involved with the Offering and has been replaced by other investors.

Additional Information About the Offering

The net proceeds from the Offering are expected to be used for general corporate purposes. The TSX has approved the listing of the Debentures. The warrants are not listed, and the debentures are not listed on the NYSE MKT. The Company’s common shares trade on both the TSX and the NYSE MKT.

The second tranche of the Offering (as well as the exercise of the Warrants issued in the First Tranche) is subject to disinterested shareholder approval. The Company expects to hold a shareholder meeting on or around March 18, 2014, or on such other date as the Company determines. The completion of the second tranche of the Offering is subject to the approval of the TSX, NYSE MKT, all other necessary regulatory approvals and the settlement of definitive documentation, among other conditions. If approved by shareholders, the Company expects to close the second tranche of the Offering on or around March 30, 2014. There can be no assurance that the second tranche of the Offering will close when anticipated or at all, or that the terms will not change.

The Company filed a final base shelf prospectus and a final prospectus supplement (including an amended final prospectus supplement) with the securities regulatory authorities in Canada and a prospectus supplement (including an amended final prospectus supplement) and registration statement (including a base prospectus) and a final prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the Offering. The offering in Canada was made only by the base shelf prospectus and the amended final prospectus supplement.

www.nap.com

Before investing, readers are encouraged to read the base shelf prospectus, the registration statement and the amended prospectus supplement and other documents the Company has filed with the securities regulatory authorities in Canada and the SEC for more complete information. You may get these documents for free by visiting SEDAR at www.sedar.com or EDGAR at www.sec.gov. Alternatively, the lead agent (Edgecrest Capital Corporation) can arrange to send you the Offering documents if you so request by calling toll-free 1 (877) 257-7366 at 70 York Street, Suite 1500, Toronto, Ontario, M5J 1S9.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors leverage to the rising price of palladium. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz

Director, Investor Relations and Corporate Communications

Telephone: 416-360-7374

Email: Camilla@nap.com

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘will’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: the use of proceeds, information pertaining to the Company’s strategy, plans or future financial or operating performance and other statements that express management’s expectations or estimates of future performance. The Company cautions the reader that such forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to: the risk that the second tranche of the Offering may not be completed, the risk that the Company may not be able to obtain sufficient financing to fund its current needs including for operating expenditures and for capital expenditures required to continue the LDI mine expansion, the risk that the Company will not be able to meet its financial obligations as they become due, the possibility that metal prices and foreign exchange rates may fluctuate, and the possibility that the LDI mine may not perform as planned. For more details on these and other risk factors see the Company’s prospectus supplement relating to the Offering on file with the SEC and Canadian provincial securities regulatory authorities.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no material delays affecting operations or the timing of ongoing development projects, including commissioning the shaft, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

www.nap.com